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                                                                    Exhibit 99.1

                                  MEMORANDUM



TO:       All Employees            DATE:    January 24, 2001

FROM:     Stanton Anderson and Paul Leach,
          as Members of the Special
          Committee of the Board of Directors


          A number of employees have asked for a report on the progress of the Special Committee and the status of the Blum Group Proposal. As we previously indicated, the Special Committee has authorized its representatives to meet with the representatives of the Blum group regarding the Blum group proposal and that process is ongoing. We have also directed Morgan Stanley, our financial advisor, to explore other alternatives for the Company, including contacting third parties who may have an interest in a possible transaction with the Company. That process is also ongoing.

          The Company's fourth quarter 2000 and full year 2000 earnings will be reported within the next three weeks. These earnings results are obviously very important information in connection with the Committee's process. The Company has also scheduled a Board meeting for February 20. We currently expect that by the February 20 Board meeting the Committee will be prepared to make a report to the full Board regarding the activities of the Committee, the action, if any, that the Committee has taken with respect to a possible transaction, and the action, if any, that the Committee recommends to the full Board.

          It is still the case, as we previously indicated, that the Special Committee is not committed or predisposed to any particular course of action and has not determined whether the Company should engage in any transaction at this time.